                 Exhibit 99.1

News Release
April 04, 2016

Erin Energy Announces Agreement with Zenith Bank on Terms of Loan Facility

HOUSTON, April 04, 2016 - Erin Energy Corporation (Erin Energy or the Company) (NYSE MKT: ERN) announced today it has obtained a waiver to the funding requirements of the Debt Service Reserve Account associated with the Zenith Bank Note until December 31, 2016. The Company was also granted a 90-day deferment of the principal payment previously due on March 31 2016, whilst re-modification discussions of the loan structure continue.

“We appreciate the continued support of Zenith Bank and their belief in the growth of our company. In this depressed commodity price environment, it is good to have partners that are working with us for the long-term and for the success of Erin Energy.” said Daniel Ogbonna, Senior Vice President and Chief Financial Officer.

The Company has satisfied the interest obligations due March 31, 2016 and has formally submitted a loan re-modification proposal, which Zenith Bank is currently reviewing with final agreement expected during the second quarter of 2016.

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 40,000 square kilometres (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and The Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN. More information about Erin Energy can be found at www.erinenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Contact:
Lionel McBee, +1 713 797 2960
Director, Investor Relations and Corporate Communications
lionel.mcbee@erinenergy.com

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